Filed Pursuant to Rule 424(B)(2)

Registration No. 333-161712

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 3, 2009)

Global Medium-Term Notes, Series A

We may offer our SunTrust Banks, Inc. global medium-term notes, Series A, at one or more times. We describe the terms that will generally apply to those notes in this prospectus supplement and the attached prospectus. We will describe the specific terms of any particular notes we are offering in an attached product supplement, index supplement and/or pricing supplement, as the case may be. We refer to such product supplements, index supplements and pricing supplements, generally, as supplements.

The following terms may apply to particular notes we may offer:

MATURITY: Unless otherwise specified in the applicable supplement, the notes will mature more than nine months from the date of issue.

INTEREST: The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case may be zero. Floating rates will be based on rates specified in the applicable supplement.

FLOATING RATES:

• CD Rate	• Treasury Rate	• Prime Rate
• Federal Funds Rate	• Commercial Paper Rate	• CMT Rate
• EURIBOR	• LIBOR

Any floating interest rate may be adjusted by adding or subtracting a specified spread or margin or by applying a spread multiplier.

CURRENCIES: The applicable supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

REDEMPTION: The notes may be either callable by us or puttable by you.

EXCHANGEABLE: The notes may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities, or for the cash value of those securities.

PAYMENTS: Payments on the notes may be linked to currency prices, commodities, rates, debt or equity securities or other debt or equity instruments of entities affiliated or not affiliated with us, baskets of those securities or an index or indices of those securities, quantitative measures associated with an occurrence, extent of an occurrence, or contingency associated with a financial, commercial, or economic consequence, or economic or financial indices or measures of economic or financial risk or value. We refer to the asset to which payments on a note are linked as the “Reference Asset” for the note.

OTHER TERMS: As specified under “Description of Notes” and in the applicable supplement.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-2.

Unless otherwise specified in the applicable supplement, the notes will not be listed on any securities exchange.

The notes are not deposits or other obligations of SunTrust Bank or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not secured. Our affiliates, including SunTrust Robinson Humphrey, Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of notes offered hereby in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

These notes have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

SunTrust Robinson Humphrey, Inc. has agreed to use reasonable efforts to solicit offers to purchase these notes as our selling agent to the extent it is named in the applicable supplement. Certain other selling agents may also be used to solicit such offers on a reasonable efforts basis. The agents may also purchase these notes as principal at a discount to be agreed upon at the time of sale and may offer the notes it has purchased as principal to other dealers (including our affiliate SunTrust Investment Services, Inc.). The agents may resell any notes they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

SunTrust Robinson Humphrey

September 10, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus, any additional prospectus supplement and any applicable supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

You should not assume that the information in this prospectus supplement, the prospectus, any applicable supplement or any document incorporated by reference is accurate as of any date other than its respective date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We may offer and sell, from time to time, medium-term notes as described in this prospectus supplement. We will sell the notes primarily in the United States, but we may also sell them outside the United States, or both in and outside the United States simultaneously. We refer to the notes offered under this prospectus supplement as our “Series A medium-term notes” or “notes.” We refer to the offering of the Series A medium-term notes as our “MTN Program.” As used in this prospectus supplement, the “Company,” “we,” “us,” or “our” refer to SunTrust Banks, Inc.

RISK FACTORS

You may be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers of the notes should understand the risks of investing in the notes and should reach their own investment decision, only after careful consideration, with their advisors, of the suitability of the notes in light of their particular financial circumstances, the following risk factors and the other information included or incorporated by reference in the applicable supplement, this prospectus supplement and the accompanying prospectus. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payments made on, the notes. You should not purchase the notes unless you understand and can bear these investment risks.

Unless you are guaranteed the return of principal or a minimum return you may lose your entire investment.

Unless you are guaranteed the return of principal or a minimum guaranteed return under the applicable supplement, there can be no assurance of the receipt of any amount at maturity. The payment at maturity is based on changes in the value of the instruments comprising the Reference Asset, which fluctuate and cannot be predicted. Although historical data with respect to the Reference Asset may be available, the historical performance of the Reference Asset or any of the instruments comprising the Reference Asset should not be taken as an indication of future performance. No assurance can be given, and none is intended to be given, that any return will be achieved on the notes. In addition, even if the relevant supplement specifies a minimum guaranteed return on the notes or a guaranteed return of principal, the notes are unsecured obligations of SunTrust Banks, Inc. and payments on the notes will be subject to our credit risk.

The notes are subject to the credit risk of SunTrust Banks, Inc.

The notes are subject to the credit risk of SunTrust Banks, Inc. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on SunTrust Banks, Inc.’s ability to pay all amounts due on the notes at maturity or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

There may not be any secondary market for your notes.

Upon issuance, the notes will not have an established trading market. We cannot assure you that a trading market for the notes will develop or, if one develops, that it will be maintained. Although we may apply to list certain issuances of notes on a national securities exchange, if stated in the relevant supplement, we are under no obligation to do so. In addition, in the event that we apply for listing, we may not meet the requirements for listing. We do not expect to announce, prior to the pricing of the notes, whether we will meet such requirements. Even if there is a secondary market, it may not provide significant liquidity and if you are able to sell your notes, you may be able to do so only at a significant discount. While we anticipate that the agent will act as a market maker for the notes, the agent is not required to do so. If the notes are not listed on any securities exchange and the agent were to cease acting as a market maker, it is likely that there would be no secondary market for the notes. You therefore must be willing and able to hold the notes until maturity.

You may be required to pay fees in connection with your investment in the notes.

You may be required to pay an additional amount per note (as specified in the applicable supplement) as a commission for services rendered by any of our agents in connection with your initial purchase of the notes. In addition, to the extent you request that our agent execute a secondary market-making transaction for any of your notes (and the agent agrees to do so), we and our agents may receive a fee in connection with such secondary market-making transaction in addition to any bid-ask spread. To the extent that the applicable supplement allows you to redeem the notes prior to maturity, you may be required to pay a fee in connection with your early redemption of the notes. In addition, the cost of the notes includes our cost of hedging our exposure under the notes. As a consequence of these fees and hedging expenses, you will likely receive, by executing a market-making transaction or an early redemption, less than the full performance of the Reference Asset.

Your yield may be lower than the yield on a standard debt security of comparable maturity.

Periodic payments of interest on the notes, if any, may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the notes. The effective yield to maturity of the notes may be less than the yield of such a conventional fixed-rate or floating-rate debt security. Even considering a guaranteed minimum return, periodic interest payments or principal protection, if any is specified in the applicable supplement, any such return may not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money.

Price or other movements in the instrument or instruments comprising the Reference Asset are unpredictable.

Price or other movements in the instrument or instruments comprising the Reference Asset are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors that can affect the particular instrument or instruments and/or the markets in which the relevant instrument or instruments are traded. It is impossible to predict whether the prices or levels of the instrument or instruments comprising the Reference Asset will rise or fall during the term of the notes. During the term of the notes, the price of the instrument or instruments comprising the Reference Asset may decrease below the initial level. We cannot guarantee that the price of the instrument or instruments comprising the Reference Asset will rise or fall over the life of the notes or, if the price of the instrument or instruments comprising the Reference Asset does rise or fall, what the level will be on the date or dates that the performance of the notes is determined. Even if the price of one instrument comprising the Reference Asset rises during the term of the notes, other instruments included in the Reference Asset may fall, resulting in a negative return on the Reference Asset.

The historical or pro forma performance of the Reference Asset is not an indication of future performance.

The historical or pro forma performance of the instrument or instruments comprising the Reference Asset, which may be included in the applicable supplement, should not be taken as an indication of the future performance of the instrument or instruments comprising the Reference Asset or the Reference Asset itself. It is impossible to predict whether the level of the Reference Asset will fall or rise over the term of the notes. The trading level or price of the Reference Asset will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the trading markets on which the instrument or instruments comprising the Reference Asset are traded and the value of the notes.

You must rely on your own evaluation of the merits of an investment in the notes.

In connection with your purchase of the notes, we urge you to consult your own financial, tax and legal advisors as to the risks entailed by an investment in notes and to investigate the Reference Asset and not rely on our views in any respect. We are not acting as your agent with respect to the purchase of the notes and we bear no fiduciary obligation to you with respect to the notes. You should make such investigation as you deem appropriate as to the merits of an investment in the notes.

The inclusion of the agent discount or commission and structuring and development costs in the original offering price of the notes and certain hedging costs are likely to adversely affect the price at which you can sell your notes.

The original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. Such estimated cost includes our affiliates’ expected cost of providing such hedge and the profit our affiliate expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which the agent may be willing to purchase notes from you in a secondary market transaction will likely be lower than the original issue price. In addition, such price is also likely to reflect dealer discounts, brokerage commissions, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. Any such prices may differ from prices quoted to you by the agent or others by reference to pricing models, due to such compensation or other transaction costs. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other factors discussed in the next risk factor under “— The price at which you will be able to sell your notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.”

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the notes prior to maturity, your only alternative would be to sell the notes. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of your control that may affect the value that you could realize from such a sale. We believe that the value of your notes will be affected by the value and volatility of the instrument or instruments comprising the Reference Asset, whether or not the trading level or price of the Reference Asset is greater than or equal to the initial level, changes in interest rates, the supply of and demand for the notes and a number of other factors. These factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your notes prior to maturity may be substantially less than the amount you originally invested. In addition, the cost of the notes includes our cost of hedging our exposure with respect to the notes and certain fees paid to our affiliates. If you sell your notes prior to maturity, the price at which you will be able to sell your notes is unlikely to compensate you for this hedging cost. As a result, regardless of any change in the Reference Asset, the price an investor is willing to pay for your notes is likely to be lower than the price you paid for your notes. The following paragraphs describe the manner in which we expect the trading value of the notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

Reference Asset performance. We expect that the value of the notes prior to maturity will depend substantially on the relationship between the trading level or price of the Reference Asset and its initial level. If you decide to sell your notes when the trading level or price differs from the initial level, you may receive substantially less than the amount that would be payable at maturity based on that trading level or price because of expectations that the trading level or price will continue to fluctuate until the date or dates that the performance of the notes is determined.

Volatility of the Reference Asset. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Reference Asset increases or decreases, the trading value of the notes may be adversely affected.

Interest rates. We expect that the trading value of the notes will be affected by changes in interest rates. In general, if interest rates increase, the value of the notes may decrease. Interest rates also may affect the economy and, in turn, the value of the Reference Asset, which would affect the value of the notes.

Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, as well as our financial condition or results of operations may significantly affect the trading value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the trading level or price of the Reference Asset, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the notes.

Time remaining to maturity. A “time premium” results from expectations concerning the value of the Reference Asset during the period prior to the maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the notes. As the time remaining to maturity decreases, the trading value of the notes may be less sensitive to the price volatility of the instrument or instruments comprising the Reference Asset.

Dividend yield, if any. The value of the notes also may be affected by the dividend yields, if any, on the instrument or instruments comprising the Reference Asset. In general, because the payment at maturity does not incorporate the value of dividend payments, an increase in dividend yields on the Reference Asset is likely to reduce the trading value of the notes. Conversely, a decrease in dividend yields may increase the trading value of the notes.

Events affecting or involving the Reference Asset. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the level of the instruments comprising a Reference Asset, and real or anticipated changes in those factors, also may affect the trading value of the notes. For example, earnings results of the issuer of the instrument or instruments comprising a Reference Asset that is or relates to one or more equity securities, and real or anticipated changes in those conditions or results, may affect the trading value of the notes. Reference Assets relating to equity securities also may be affected by mergers and acquisitions, which can contribute to volatility of the Reference Asset. As a result of a merger or acquisition involving the issuer of the Reference Asset, the Reference Asset may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the issuer or issuers of the securities previously comprising the Reference Asset.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the level or value of the Reference Asset. In addition, any decrease in the value of your notes due to one factor, such as a decrease in the level or value of the Reference Asset, may be compounded by a decrease in the value of your notes due to another factor, such as a rise in interest rates.

The notes are not insured against loss by any third parties; you can depend only on our earnings and assets for payment and interest, if any, on the notes.

The notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the notes. In addition, because we are a holding company whose primary assets consist of shares of stock or other equity interests in our subsidiaries, almost all of our income is derived from those subsidiaries. Our subsidiaries will have no obligation to pay any amount in respect of the notes or to make any funds available for payment of the notes. Accordingly, we will be dependent on dividends and other distributions or loans from our subsidiaries to generate the funds necessary to meet our obligations with respect to the notes, including the payment of principal and any interest. The notes also will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets. If funds from dividends, other distributions or loans from our subsidiaries are not adequate, we may be unable to make payments of principal or interest, if any, in respect of the notes and you could lose all or a part of your investment.

We may choose to redeem the notes when prevailing interest rates or the return on your investment are relatively low.

If your notes are redeemable at our option, this means that we have the right, without your consent, to redeem or “call” all or a portion of your notes at any time, or at a specific point in time, as specified in the applicable supplement. This does not mean that you have a similar right to require us to repay your notes. Where such a redemption right exists, you may not be able to reinvest the redemption proceeds in a comparable security with a similar maturity at an effective interest rate or with an effective return as high as the interest rate or return on the notes being redeemed. Any such redemption right of ours also may adversely impact your ability to sell your notes, and/or the price at which you could sell your notes, as the redemption date approaches.

The amount you receive at maturity may be delayed or reduced upon the occurrence of an event of default.

If the calculation agent determines that the notes have become immediately due and payable following an event of default with respect to the notes, you may not be entitled to the entire principal amount of the notes, but only to that portion of the principal amount specified in the applicable supplement, together with accrued but unpaid interest, if any. For more information, see “Description of Notes — Events of Default, Waiver and Notice.”

The calculation agent could be us or one of our affiliates and the calculation agent may have an adverse economic interest.

The calculation agent will make certain determinations and judgments in connection with various calculations in connection with the notes, including, without limitation, the return with respect to the Reference Asset, and determining whether a market disruption event has occurred. Because the calculation agent could be us or one of our affiliates, the calculation agent may have economic interests that are adverse to the interests of the note holders.

Trading and other transactions by us or our affiliates could affect the trading level or price and/or level of the Reference Asset, the trading value of the notes or the amount you may receive at maturity.

In connection with our normal business practices or in connection with hedging our obligations under the notes, we and our affiliates may from time to time buy or sell the instrument or instruments comprising a Reference Asset, similar instruments, other securities of an issuer of an instrument comprising a Reference Asset or derivative instruments relating to such instruments. These trading activities may occur in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. We are under no obligation to consider the effect of these actions on the value of your notes and will take these actions without considering the effect on your notes. In connection with these trading activities, we may take actions that will have an adverse effect on the value of your notes. These trading activities could affect the price of an instrument comprising any Reference Asset in a manner that would decrease the trading value of the notes prior to maturity or the amount you would receive at maturity. To the extent that we or any of our affiliates have a hedge position in an instrument or instruments comprising the Reference Asset, or in a derivative or synthetic instrument related to such an instrument, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the notes. This liquidation activity may affect the value of the Reference Asset in a manner that would adversely affect your investment in the notes. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates may hold or resell any such position in the notes.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates may have published, and may in the future publish, research reports relating to the instrument or instruments comprising certain Reference Assets or the issuers of certain such instruments. The views expressed in this research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect negatively the trading level or price of an instrument comprising the Reference Asset and, therefore, the value of the notes. Moreover, other professionals who deal in these markets may at any time have views that differ significantly from ours. In connection with your purchase of the notes, you should investigate the Reference Asset and not rely on our views with respect to future movements in the Reference Asset.

We or any of our affiliates also may issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the instrument or instruments comprising the Reference Asset. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes.

We and our affiliates, at present or in the future, may engage in business relating to the sponsor or issuer of any instrument or instruments comprising the Reference Asset, including making loans to, equity investments in, or providing investment banking, asset management or other financial or advisory services to such a sponsor or issuer. In connection with these activities, we may receive information pertinent to the Reference Asset that we will not divulge to you.

We cannot control actions by the sponsors or issuers of the instrument or instruments comprising the Reference Asset.

Actions by any sponsor or issuer of the instrument or instruments comprising the Reference Asset may have an adverse effect on the trading level or price of any instrument comprising the Reference Asset and therefore on the value of the notes. No sponsor or issuer of a Reference Asset will be involved with the administration, marketing or trading of the notes and no sponsor or issuer will have any obligations with respect to the amounts to be paid to you on any applicable interest payment date or on the maturity date, or to consider your interests as an owner of notes when it takes any actions that might affect the value of the notes. No sponsor or issuer of a Reference Asset will receive any of the proceeds of any note offering and no sponsor or issuer will be responsible for, or have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued.

We are not affiliated with any sponsor or issuer of any instrument or instruments comprising the Reference Asset (except for the licensing arrangements, if any, discussed in the applicable supplement and except that our securities may be a component of an index or indices that are a Reference Asset), and we have no ability to control or predict their actions, including any errors in information disclosed by them or any discontinuance by them of such disclosure. However, we may currently, or in the future, engage in business with such sponsors or issuers. Neither we, nor any of our affiliates, including the agent, assumes any responsibility for the adequacy or accuracy of any publicly available information about the sponsor or issuer of any instrument or instruments comprising the Reference Asset, whether such information is contained in the supplement or otherwise. You should make your own investigation into the Reference Asset, the instrument or instruments comprising the Reference Asset, and the sponsor or issuer of any instrument or instruments comprising the Reference Asset.

You have no recourse to the sponsor or issuer of any instrument or instruments comprising the Reference Asset.

Your investment in the notes will not give you any rights against any sponsor or issuer, including any sponsor or issuer that may determine or publish the level of any instrument or instruments comprising the Reference Asset. The notes are not sponsored, endorsed, sold or promoted by the sponsor or issuer of any instrument or instruments comprising the Reference Asset. The sponsor or issuer of any instrument comprising the Reference Asset may take actions with respect to such instrument that will negatively affect the price or level of such instrument and may negatively affect the value of your notes. The sponsor or issuer of an instrument included in the Reference Asset is likely to take such actions without regard for any negative effect on the value of the Reference Asset or the return with respect to your notes.

Changes in methodology of the sponsor or issuer of certain Reference Assets or changes in laws or regulations may affect the value of and payment, if any, on the notes prior to maturity and the amount you receive at maturity.

The sponsor or issuer of certain Reference Assets, or instruments comprising such Reference Assets, may have the ability from time to time to change any of its rules or bylaws or historical practices and procedures or take emergency action under its rules, any of which could affect the trading level or price of the instrument or instruments comprising the Reference Asset. Any such change which causes a decrease in such trading level or price could adversely affect the level or price of the Reference Asset, the instrument or instruments comprising such Reference Asset, and the value of the notes.

In addition, the level or price of a Reference Asset could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on any Reference Asset) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the level of the Reference Asset and could adversely affect the value of the notes.

The sponsor may change the instruments underlying the Reference Assets that are indices in a way that adversely affects the Reference Asset level and consequently the value of the notes.

The sponsors of Reference Assets that are indices can add, delete or substitute the instruments comprising such indices or make other methodological changes that could adversely change the level of the Reference Asset and the value of the notes. You should realize that changes in the instrument or instruments underlying the Reference Asset may affect the Reference Asset, as a newly added instrument or instruments may perform significantly better or worse than the instrument or instruments it replaces.

Any discontinuance or suspension of calculation or publication of the trading levels or prices of the instrument or instruments comprising the Reference Asset may adversely affect the trading value of the notes and the amount you will receive at maturity.

If the calculation or publication of the trading levels or prices of the instrument or instruments comprising the Reference Asset is discontinued or suspended, it may become difficult to determine the trading value of the notes or, if such discontinuance or suspension is continuing on the observation date, the amount you will receive at maturity. In such event, subject to the terms of the relevant supplement, the calculation agent may determine the level of the Reference Asset or the amount you will receive at maturity and these determinations may have a negative impact on the value of your notes or the amount you will receive at maturity.

Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes if the Reference Assets are comprised of instruments that primarily trade on foreign markets.

In the event that the instrument or instruments comprising a Reference Asset trade primarily on a foreign market, time differences between the domestic and foreign markets may result in discrepancies between the level of the instrument or instruments comprising the Reference Asset and the value of the notes. To the extent that U.S. markets are closed while markets for the instrument or instruments comprising the Reference Asset remain open, significant price or rate movements may take place in the instrument or instruments comprising the Reference Asset that will not be reflected immediately in the value of the notes. In addition, there may be periods when the relevant foreign markets are closed for trading, causing the level of the Reference Asset to remain unchanged for multiple trading days in New York City. In addition, there may not be any systematic reporting of last-sale or similar information for the Reference Asset. The absence of last-sale or similar information and the limited availability of quotations would make it difficult for many investors to obtain timely, accurate data about the state of the market for the Reference Asset.

The U.S. federal income tax consequences of an investment in some types of notes are uncertain.

There is no direct legal authority as to the proper tax treatment of some types of notes, and therefore significant aspects of the tax treatment of some types of notes are uncertain, as to both the timing and character of income and gain in respect of your note. The applicable supplement will provide further detailed information as to the tax treatment of your notes. We urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “United States Federal Taxation.”

Additional risks specific to particular notes issued under our MTN Program will be detailed in the applicable supplements.

DESCRIPTION OF NOTES

Investors should carefully read the general terms and provisions of our notes in this section. The applicable supplements will add specific terms for each issuance of notes and may modify or replace any of the information in this section.

General Terms of Notes

We may issue notes under an Indenture dated September 10, 2007, between us and U.S. Bank National Association, as trustee (as may be supplemented from time to time). We refer to the Indenture, as may be supplemented from time to time, as the “Indenture.” The Series A medium-term notes issued under the Indenture will constitute a single series under the Indenture, together with any medium-term notes we issue in the future under the Indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of Series A medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Outstanding Indebtedness of the Company. The Indenture does not limit the amount of additional indebtedness that we may incur.

Terms May be Specified in One or More Supplements. One or more product supplements, index supplements and/or pricing supplements (together referred to herein as a “supplement”) will specify the following terms of any issuance of our Series A medium-term notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes or notes with original issue discount;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

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for floating rate notes, any or all of the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

•	whether the notes may be redeemed, in whole or in part, at our option or repurchased at your option, prior to the stated maturity date, and the terms of any redemption or repurchase;

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whether the notes are currency-linked notes and/or notes linked to commodities, rates, debt or equity securities or other debt or equity instruments of entities affiliated or not affiliated with us, baskets of those securities or an index or indices of those securities, quantitative measures associated with an occurrence, extent of an occurrence, or contingency associated with a financial, commercial, or economic consequence, or economic or financial indices or measures of economic or financial risk or value;

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the terms on which holders of the notes may convert or exchange them into, or for, stock or other securities of entities affiliated or not affiliated with us, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

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if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

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whether and under what circumstances we will pay additional amounts on the notes for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	whether the notes will be listed on any stock exchange;

•	whether the notes will be issued in book-entry form, which we sometimes refer to in this prospectus as “global notes,” or in certificated form;

•

if the notes are in book-entry form, whether the notes will be offered on a global basis (outside the United States) to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below — See “Notes Offered on a Global Basis”); and

•	any other terms on which we will issue the notes.

Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) for all notes, in The City of New York or Atlanta, Georgia, (b) for notes denominated in a specified currency other than U.S. dollars, European Union euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney; and (ii) for notes denominated in European Union euro, a day that is also a TARGET Settlement Day.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, Luxembourg.

“Depositary” means The Depository Trust Company, New York.

“Euro LIBOR notes” means LIBOR notes for which the index currency is European Union euros.

“Euroclear operator” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

“London banking day” means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

The “record date” for any interest payment date is the last day of the month immediately preceding the month in which such interest payment date falls, whether or not that date is a business day, unless another date is specified in the applicable supplement.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (“TARGET2”) is open.

References in this prospectus supplement to “U.S. dollar,” or “U.S.$” or “$” are to the currency of the United States of America.

References in this prospectus supplement or in a supplement to a guaranteed return of principal or principal protection mean that holders of the applicable note will be entitled to receive a return of their principal on the notes regardless of the performance of the Reference Asset; however, payment of principal on such notes is subject to the credit risk of SunTrust Banks, Inc. See “Risk Factors.”

Forms of Notes

We will offer the notes on a continuing basis and will issue notes only in fully registered form either as book-entry notes or as certificated notes. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

Book-Entry Notes. For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in under “The Depositary,” you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth under “The Depositary.” The Depositary has confirmed to us, the agents and the trustee that it intends to follow these procedures.

Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the Indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

Denominations. We will issue the notes:

•	for U.S. dollar-denominated notes, unless otherwise specified in the applicable supplement, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

•

for notes denominated in a specified currency other than U.S. dollars, unless other specified in the applicable supplement, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “— Interest and Principal Payments — Unavailability of Foreign Currency” below, on the business day immediately preceding the date of issuance.

Interest and Principal Payments

Payments, Exchanges and Transfers. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes, and exchange the notes at U.S. Bank National Association, acting through its corporate trust office at 100 Wall Street, 16th Floor, New York, New York 10005 as our current agent for the payment, transfer and exchange of the notes. We refer to U.S. Bank National Association, acting in this capacity, as the paying agent. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under “The Depositary.”

We will not be required to:

•

register the transfer or exchange of any note if the holder has exercised the holder’s right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;

•	register the transfer or exchange of notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer or exchange of any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in European Union euro, will be made by credit or transfer to a European Union euro account specified by the payee in a country for which the European Union euro is the lawful currency.

Recipients of Payments. The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repurchase, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest, if any, on the date of maturity, redemption or repurchase, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the Depositary. We also expect that payments by the Depositary’s participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Notes. Except as indicated below for payments of interest at maturity, redemption or repurchase, the paying agent will make U.S. dollar payments of interest either:

•	by check mailed to the address of the person entitled to payment as shown on the note register; or

•	by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 10 calendar days prior to the applicable interest payment date.

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repurchase on a note will be made in immediately available funds against presentation and surrender of the note.

Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency. Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner’s interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

•

The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in European Union euro, the account must be a European Union euro account in a country for which the European Union euro is the lawful currency.

•

The participant must notify the Depositary of the beneficial owner’s election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repurchase date, for payment of principal or premium.

•

The Depositary will notify the paying agent of the beneficial owner’s election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repurchase date, for payment of principal or premium.

Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

Payment Procedures for Certificated Notes Denominated in a Foreign Currency. For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

•	for payments of interest, on or prior to the fifth business day after the applicable record date; or

•	for payments of principal, at least ten business days prior to the maturity date or any redemption or repurchase date.

To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:

•	at least five business days prior to the applicable record date, for payment of interest; or

•	at least ten calendar days prior to the maturity date or any redemption or repurchase date, for payments of principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

•

by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a note payable in European Union euro, in a country for which the European Union euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

•	by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.

However, the paying agent will pay only the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repurchase date, upon surrender of the certificated notes at the office or agency of the paying agent.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. The exchange rate agent identified in the relevant supplement will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the “market exchange rate.” If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

These provisions do not apply if a specified currency is unavailable because it has been replaced by the European Union euro. If the European Union euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium, if any, or interest, if any, on any note denominated in the specified currency in European Union euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in European Union euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

Discount Notes. Some notes may be considered to be issued with original issue discount. If the principal of any note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under “— Events of Default, Waiver and Notice,” the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of

•	its issue price, expressed as a percentage of the aggregate principal amount, plus

•	the original issue discount amortized from the date of issue to the date of declaration, expressed as a percentage of the aggregate principal amount.

The amortization will be calculated using the “interest method,” computed in accordance with generally accepted accounting principles in effect on the date of declaration. See the applicable supplement for any special considerations applicable to these notes.

The above discussion of notes issued with original issue discount does not apply for U.S. federal income tax purposes. See “United States Federal Taxation — Tax Consequences to U.S. Holders — Original Issue Discount” for a discussion of the original issue discount rules under the Internal Revenue Code.

Fixed Rate Notes

Each fixed rate note will mature on the date specified in the applicable supplement.

Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “— If a Payment Date Is Not a Business Day.”

When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repurchase, as the case may be.

If a Payment Date Is Not a Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repurchase is not a business day, we may pay interest, if any, and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repurchase.

Floating Rate Notes

Each floating rate note will mature on the date specified in the applicable supplement.

Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “base rate.” The base rate may be one or more of the following:

•	the CD rate,

•	the commercial paper rate,

•	EURIBOR,

•	the federal funds rate,

•	LIBOR,

•	the prime rate,

•	the Treasury rate,

•	the CMT rate, or

•	any other rate or interest rate formula specified in the applicable supplement and in the floating rate note.

Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

•	the specified base rate based on the index maturity,

•	plus or minus the spread, if any, and/or

•	multiplied by the spread multiplier, if any.

For any floating rate note, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable supplement to be added to or subtracted from the base rate for a floating rate note. The “spread multiplier” is the percentage specified in the applicable supplement to be applied to the base rate for a floating rate note. The interest rate on any inverse floating rate note will also be calculated by reference to a fixed rate.

Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable supplement.

In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date.” The “interest determination date” for any interest reset date is the day the calculation agent identified in the applicable supplement will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

•	for federal funds rate notes and prime rate notes, the interest determination date will be on the business day prior to the interest rate reset date;

•	for CD rate notes, commercial paper rate notes, prime rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

•

for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day, as defined above under “— General Terms of Notes — Some Definitions,” prior to the interest reset date;

•

for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is British pounds sterling will be the interest reset date; and

•	for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

The interest reset dates will be specified in the applicable supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day. The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repurchase will be the one in effect on the tenth calendar day preceding the maturity, redemption or repurchase date.

In the detailed descriptions of the various base rates which follow, the “calculation date” pertaining to an interest determination date means the earlier of (i) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (ii) the business day immediately preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repurchase date.

How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “— If a Payment Date Is Not a Business Day.”

The applicable supplement will specify a calculation agent for any issue of floating rate notes. Upon the request by the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

•

by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes (except for LIBOR notes denominated in British pounds sterling) and prime rate notes;

•	by 365, in the case of LIBOR notes denominated in British pounds sterling; or

•	by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005% rounded up to 0.00001%), and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent (with one-half cent rounded upward). All Japanese yen amounts used in or resulting from these calculations will be rounded downward to the next lower whole Japanese yen amount. All amounts denominated in any other currency used in or resulting from these calculations will be rounded to the nearest two decimal places in that currency with 0.005 being rounded upward to 0.01.

When Interest Is Paid. We will pay interest on floating rate notes on the interest payment dates specified in the applicable supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If a Payment Date Is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repurchase date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repurchase date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repurchase date.

CD Rate Notes

CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and may be subject to the minimum interest rate or the maximum interest rate, if any.

The “CD rate” means, for any interest determination date, the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity specified in H.15(519) (as defined below) under the heading “CDs (Secondary Market).”

The following procedures will be followed if the CD rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System, or any successor site or publication, which is commonly referred to as the “H.15 Daily Update,” for the interest determination date for certificates of deposit having the index maturity specified in the applicable supplement, under the caption “CDs (Secondary Market).”

•

If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York, selected by the calculation agent, after consultation with us, for negotiable U.S. dollar certificates of deposit of major U.S. money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable supplement in an amount that is representative for a single transaction in that market at that time.

•

If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate for that interest determination date will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/ or any successor site or publication. We make no representation or warranty as to the accuracy or completeness of the information displayed on such website, and such information is not incorporated by reference herein and should not be considered a part of this prospectus supplement.

Commercial Paper Rate Notes

Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and may be subject to the minimum interest rate or the maximum interest rate, if any. The “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable supplement, as that rate is published in H.15(519), under the heading “Commercial Paper — Nonfinancial.” The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•

If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable supplement as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Commercial Paper — Nonfinancial.”

•

If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in The City of New York, selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable supplement, placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating agency.

•

If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “money market yield” will be a yield calculated in accordance with the following formula:

money market yield =	D x 360	x 100
360-(D x M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest periodfor which interest is being calculated.

EURIBOR Notes

EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and may be subject to the minimum interest rate or the maximum interest rate, if any.

“EURIBOR” means, for any interest determination date, the rate for deposits in European Union euros as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable supplement as that rate appears on the display on Reuters Monitor Money Rate Service, or any successor service, on page EURIBOR01 or any other page as may replace page EURIBOR01 on that service, which is commonly referred to as “Reuters Screen EURIBOR01,” as of 11:00 a.m. (Brussels time).

The following procedures will be followed if the rate cannot be determined as described above:

•

If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in European Union euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in European Union euro that is representative of a single transaction in European Union euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

•

If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in European Union euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S. $1 million in European Union euro.

•

If the banks so selected by the calculation agent are not quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Euro-zone” means the region comprising member states of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended.

Federal Funds Rate Notes

Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and may be subject to the minimum interest rate or the maximum interest rate, if any.

The “federal funds rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under “Federal Funds (Effective)” as displayed on Reuters Monitor Money Rate Service, or any successor service, on page FEDFUNDS1 or any other page as may replace page FEDFUNDS1 on that service, which is commonly referred to as “Reuters Screen FEDFUNDS1.”

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•

If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds/Effective Rate.”

•

If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

•

If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

LIBOR Notes

LIBOR notes will bear interest at the interest rate specified in the LIBOR notes and in the applicable supplement. That interest rate will be based on London Interbank Offered Rate, which is commonly referred to as “LIBOR,” and any spread and/or spread multiplier and may be subject to the minimum interest rate or the maximum interest rate, if any. The calculation agent will determine “LIBOR” for each interest determination date as follows:

•

Unless otherwise specified in the applicable supplement, as of the interest determination date, LIBOR will be the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used.

•

If (i) fewer than two offered rates appear or (ii) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable supplement commencing on the second London banking day immediately following the interest determination date or, if British pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•

If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•

If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “index currency” means the currency specified in the applicable supplement as the currency for which LIBOR will be calculated, or, if the European Union euro is substituted for that currency, the index currency will be the European Union euro. If that currency is not specified in the applicable supplement, the index currency will be U.S. dollars.

“Designated LIBOR Page” means the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor.

Prime Rate Notes

Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and may be subject to the minimum interest rate or the maximum interest rate, if any.

The “prime rate” means, for any interest determination date, the rate on that date as published in H.15(519) under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•

If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading “Bank Prime Loan.”

•

If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect for that interest determination date.

•

If fewer than four rates appear on the Reuters Screen USPRIME 1 Page by 3:00 p.m., New York City time, for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by

360 as of the close of business on that interest determination date by at least three major banks in The City of New York, which may include affiliates of the agent, selected by the calculation agent, after consultation with us.

•

If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Reuters Screen USPRIME 1 Page” means the display designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes

Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and may be subject to the minimum interest rate or the maximum interest rate, if any.

The “Treasury rate” means:

•

the rate from the auction held on the applicable interest determination date, which we refer to as the “auction,” of direct obligations of the United States, which are commonly referred to as “Treasury Bills,” having the index maturity specified in the applicable supplement as that rate appears under the caption “INVESTMENT RATE” on the display on Reuters Monitor Money Rates Service, or any successor service, on page 500 or any other page as may replace page 500 on that service, which we refer to as “Reuters Screen 500,”; or

•

if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”; or

•

if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury; or

•

if the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable supplement published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market”; or

•

if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”; or

•

if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary U.S. government securities dealers, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable supplement; or

•

if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

bond equivalent yield =	D x N	x 100
360-(D x M)

In this formula, “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

CMT Rate Notes

CMT rate notes will bear interest at the interest rate specified in the CMT rate notes and in the applicable supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and may be subject to the minimum interest rate or the maximum interest rate, if any.

The “CMT rate” means, for any interest determination date, the rate as set forth in H.15(519) as defined below, under the caption “Treasury constant maturities”, for:

•	the rate on that interest determination date, if the Designated CMT Reuters Page, as defined below, is page FRBCMT; and

•	the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Reuters Page is page FEDCMT.

The following procedures will be followed if the CMT rate cannot be determined as described above:

•

If the CMT rate is not displayed on the relevant page by 3:30 p.m., New York City time on the related calculation date, then the CMT rate will be a percentage equal to the yield for United States Treasury securities at “constant maturity” for the Designated CMT Maturity Index on the related calculation date as set forth in H.15(519) under the caption “Treasury constant maturities”.

•

If the applicable rate described above does not appear in H.15(519) then the CMT rate on the related calculation date will be the rate for the Designated CMT Maturity Index as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines, in its sole and absolute discretion, to be comparable to the rate formerly displayed on the Designated CMT Reuters Page and published in the relevant H.15(519).

•

If on the related calculation date, neither the Board of Governors of the Federal Reserve System nor the United States Department of the Treasury publishes a yield on United States Treasury securities at a “constant maturity” for the Designated CMT Maturity Index, the CMT rate on the related calculation date will be calculated by the calculation agent and will be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on the related calculation date, of three leading primary United States government securities dealers in New York City. The calculation agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for United States Treasury securities with an original maturity equal to the Designated CMT Maturity Index, a remaining term to maturity of no more than one year shorter than that Designated CMT Maturity Index and in a principal amount equal to the Representative Amount. If two bid prices with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the United States Treasury security with the shorter remaining term to maturity will be used. The “Representative Amount” means an amount equal to the outstanding principal amount of the notes.

•

If fewer than five but more than two such prices are provided as requested, the CMT rate for the related calculation date will be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations will be eliminated.

•

If the calculation agent cannot obtain three United States Treasury securities quotations of the kind requested in the prior two paragraphs, the calculation agent will determine the CMT rate to be the yield to maturity based on the arithmetic mean of the secondary market bid prices for United States Treasury securities, at approximately 3:30 p.m., New York City time, on the related calculation date of three leading primary United States government securities dealers in New York City. In selecting these bid prices, the calculation agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest) for United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index, a remaining term to maturity closest to the Designated CMT Maturity Index and in a Representative Amount. If two United States Treasury securities with an original maturity longer than the Designated CMT Maturity Index have remaining terms to maturity that are equally close to the Designated CMT Maturity Index, the calculation agent will obtain quotations for the United States Treasury security with the shorter remaining term to maturity.

•

If fewer than five but more than two of the leading primary United States government securities dealers provide quotes as described in the prior paragraph, then the CMT rate will be based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of those quotations will be eliminated.

•

If fewer than three leading primary United States government securities reference dealers selected by the calculation agent provide quotes as described above, the CMT rate will be determined by the calculation agent acting in a commercially reasonable manner.

“Designated CMT Reuters Page” means the display on Reuters Monitor Money Rate Service, or any successor service, on the page designated in the applicable supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable supplement the Designated CMT Reuters Page will be Reuters Screen FEDCMT, for the most recent week.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable supplement for which the CMT rate will be calculated. If no maturity is specified in the applicable supplement the Designated CMT Maturity Index will be two years.

Exchangeable Notes

We may issue notes, which we refer to as “exchangeable notes,” that are optionally or mandatorily exchangeable into:

•	the securities of an entity affiliated or not affiliated with us;

•	a basket of those securities;

•	an index or indices of those securities; or

•	any combination of, or the cash value of, the above.

The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at a specific time or times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption, unless otherwise specified in the applicable supplement.

Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

Payments upon Exchange. The applicable supplement will specify whether upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. entities or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable supplement.

Special Requirements for Exchange of Global Notes. If an optionally exchangeable note is represented by a global note, the Depositary’s nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the Depositary’s nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

Payments upon Acceleration of Maturity. If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:

•

an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of acceleration without having received the amount due upon exchange, the amount payable will be an amount in cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

•	a mandatorily exchangeable note will equal an amount determined as if the date of acceleration were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodities, Rates, Single Securities, Baskets of Securities, Indices and other Quantitative Measures

We may issue notes where the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date is determined by reference to one or more commodities, rates, debt or equity securities, or other debt or equity instruments of entities affiliated or not affiliated with us, baskets of those securities or an index or indices of those securities, quantitative measures associated with an occurrence, extent of an occurrence, or contingency associated with a financial, commercial, or economic consequence, or economic or financial indices or measures of economic or financial risk or value. We may also issue notes whose return is determined by reference to a combination or “basket” of such Reference Assets, including combinations of (i) equity indices or securities and commodities, (ii) equity indices or securities, currencies and commodities and (iii) commodities and currencies. All such notes may include other terms, which will be specified in the relevant supplement.

Currency-Linked Notes

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.” The supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

•	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “denominated currency;”

•	the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency;”

•	the interest rate per annum and the dates on which we will make interest payments, if any;

•	specific historic exchange rate information and certain currency risks relating to the specific currencies selected; and

•	additional tax considerations, if any.

The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes, if any, will be paid in the denominated currency.

Redemptions and Repurchases of Notes

Optional Redemption. The supplement will indicate the terms of our option to redeem the notes, if any. We will mail a notice of redemption to each holder or, in the case of global notes, to the Depositary, as holder of the global notes, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes will not be subject to any sinking fund.

Repurchase at Option of Holder. If applicable, the supplement relating to each note will indicate that the holder has the option to have us repurchase the note on a date or dates specified prior to its maturity date. Unless otherwise specified in the applicable supplement, the repurchase price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repurchase. For notes issued with original issue discount, the supplement will specify the amount payable upon repurchase. Minimum notice and confirmation of the holder’s exercise of the repurchase option must be given in the manner and at the time specified in the applicable supplement.

Exercise of the repurchase option by the holder of a note will be irrevocable. The holder may exercise the repurchase option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repurchase must be an authorized denomination.

Special Requirements for Optional Repurchase of Global Notes. If a note is represented by a global note, the Depositary or the Depositary’s nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repurchase. In order to ensure that the Depositary’s nominee will timely exercise a right to repurchase of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the Depositary of its desire to exercise a right to repurchase. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.

Open Market Purchases. We or our affiliates may purchase the notes at any price in the open market, by tender offer or by private agreement. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.

Ranking

The notes will be senior unsecured indebtedness of SunTrust Banks, Inc. and rank equally with our other senior unsecured indebtedness and will be effectively subordinate to our secured indebtedness. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes effectively will be subordinated to all existing and future liabilities of our subsidiaries.

Events of Default, Waiver and Notice

An “event of default,” when used in the Indenture, means any of the following:

•	non-payment of interest on the notes for 30 days after such payment becomes due;

•	non-payment of the principal on the notes when due;

•	our failure for 90 days after notice in performing any other covenant or warranty in the Indenture;

•	bankruptcy of us; or

•	receivership of our subsidiary SunTrust Bank.

If an event of default under the Indenture occurs and continues with respect to the Series A medium-term notes, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Series A medium-term notes may declare the entire principal and all accrued but unpaid interest of all Series A medium-term notes to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Series A medium-term notes can, subject to certain conditions, rescind the declaration.

The holders of a majority in aggregate principal amount of the outstanding Series A medium-term notes may waive any past default with respect to the Series A medium-term notes, except:

•	a default in payment of principal or interest; or

•	a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holder of each outstanding note.

The holders of a majority in principal amount of the Series A medium-term notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the Series A medium-term notes.

We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the Indenture.

Limitations on Mergers and Sales of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the notes and performance of the covenants in the Indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the Indenture exists; and

•	certain other conditions as prescribed in the Indenture are met.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for us in such Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor entity may exercise our rights and powers under the Indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the Indenture and under the notes.

Covenants

The Indenture contains a covenant that if there shall have occurred any event of which we have actual knowledge that (1) with the giving of notice or the lapse of time or both, would constitute an event of default with respect to the notes and (2) in respect of which we have not taken reasonable steps to cure, we shall not, and shall not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on any shares of our capital stock, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our preferred stock;

•

make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank pari passu in all respects with or junior in interest to the notes (except for partial payments of interest with respect to the notes); or

•

make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries that by their terms rank pari passu in all respects with or junior in interest to the notes.

This covenant is subject to certain exceptions described in the Indenture.

Restriction on Disposition of Voting Stock of Certain Subsidiaries

Under the Indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of any shares of capital stock of any principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of capital stock of such principal subsidiary bank. We additionally agreed not to pay any dividend or distribution in capital stock of any principal subsidiary bank unless such principal subsidiary bank unconditionally guarantees payment of principal and interest on the notes.

The indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets. As of the date of this prospectus supplement, SunTrust Bank was the only subsidiary bank that is a principal subsidiary bank under the Indenture.

Notwithstanding the foregoing, this covenant does not prohibit:

•	any dispositions made by us or any subsidiary (a) acting in a fiduciary capacity for any person other than us or any subsidiary or (b) to us or any of our wholly-owned subsidiaries; or

•	the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank.

This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of voting stock of a principal subsidiary bank where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director; or

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us, directly or indirectly, of any other corporation or entity; or

•

the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank as long as (a) such transaction is made for fair market value as determined by our board of directors or the board of directors of the subsidiary disposing of such voting stock or securities and (b) after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank; or

•

any principal subsidiary bank sells additional shares of its voting stock to shareholders at any price, so long as immediately after such sale we will own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to the sale of such additional shares; or

•	a pledge is made or a lien is created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Defeasance and Covenant Defeasance; Discharge

The Indenture provides that we may deposit in trust with the trustee cash and/or government securities in an amount sufficient, without reinvestment, to pay all sums due on the notes. If we make this deposit, then, at our option, we:

•	will be deemed to have satisfied and paid all of our obligations in respect of the notes; or

•

will not need to comply with certain restrictive covenants contained in the Indenture and the occurrence of a covenant default will no longer be an event of default with respect to the notes, which we refer to as “covenant defeasance.”

Such a trust may only be established if, among other things,

•	no event of default exists or occurs as a result of such deposit; and

•	we deliver an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit.

If we exercise our covenant defeasance option with respect to the notes and the maturity of the notes is accelerated upon an event of default, the amount of cash and government securities on deposit with the trustee may not be sufficient to pay amounts due on the notes at the time of the acceleration. However, we will remain liable with respect to such payments.

In addition, the Indenture will cease to be of further effect with respect to the notes, except as to rights of registration of transfer and exchange, substitution of mutilated or defaced notes, rights of holders to receive principal, interest or other amounts payable under the notes, rights and immunities of the trustee and rights of holders with respect to property deposited pursuant to the following provisions, if at any time:

•	we have paid the principal, interest or other amounts payable under the Series A medium-term notes;

•	we have delivered to the trustee for cancellation all Series A medium-term notes; or

•

the Series A medium-term notes not delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have irrevocably deposited with the trustee as trust funds the entire amount in cash or U.S. government obligations sufficient to pay all amounts due with respect to such debt securities on or after the date of such deposit, including at maturity or upon redemption of all such Series A medium-term notes, including principal, interest and other amounts.

Modification of the Indenture

Under the Indenture, certain of our rights and obligations and certain of the rights of holders of the notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding notes. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest, including any additional interest;

•	a reduction in or change in the manner of calculating payments due on the notes;

•	a change in the place of payment or currency in which any payment on the notes is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the notes;

•

a reduction in the percentage of outstanding notes required to consent to a modification or amendment of the Indenture or required to consent to a waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture;

•	a reduction in the requirements contained in the Indenture for quorum or voting; and

•	a modification of any of the foregoing requirements contained in the Indenture.

Under the Indenture, the holders of at least a majority of the aggregate principal amount of the outstanding notes may waive compliance by us with any covenant or condition contained in the Indenture.

We and the trustee may execute, without the consent of any holder of notes, any supplemental indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by such successor of our covenants contained in the Indenture and the notes;

•	adding covenants by us for the benefit of the holders of the notes, transferring any property to or with the trustee or surrendering any of our rights or powers under the Indenture;

•	adding any additional events of default for the notes;

•

changing or eliminating any restrictions on the payment of principal or premium, if any, on notes in registered form, provided that any such action shall not adversely affect the interests of the holders of the notes of any series in any material respect;

•	evidencing and providing for the acceptance of appointment under the Indenture by a successor trustee with respect to the notes;

•

curing any ambiguity, correcting or supplementing any provision in the Indenture that may be defective or inconsistent with any other provision therein or making any other provisions with respect to matters or questions arising under the Indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the notes in any material respect;

•	adding to, changing or eliminating any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

•

supplementing any provision of the Indenture as shall be necessary to permit or facilitate the defeasance and discharge of the notes in accordance with the Indenture, provided that such action shall not adversely affect the interests of any of the holders of the notes in any material respect; or

•	conforming the terms of the Indenture and the notes to the description of the notes in this prospectus supplement or any supplement, in the manner provided in the Indenture.

Replacement of Notes

At the expense of the holder, we may, in our discretion replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the trustee, the paying agent and the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar, in the case of registered notes, and the trustee. At the expense of the holder, an indemnity that is satisfactory to us, the paying agent, the registrar, in the case of registered notes, and the trustee may be required before a replacement note will be issued.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

U.S. Bank National Association will act as trustee for the notes. The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the Indenture at the request, order or direction of any holders of notes unless offered reasonable indemnification.

THE DEPOSITARY

We and the agent will agree on the form of notes to be issued in respect of any tranche of notes. We may elect to issue notes in the form of one or more master global notes. A master global note will evidence the indebtedness of SunTrust Banks, Inc. under one or more notes issued or to be issued under the indenture. The terms of each note evidenced by a master global note shall be identified on the records of SunTrust Banks, Inc maintained by the paying agent. At the request of the registered owner of a master global note, we shall promptly issue and deliver one or more separate note certificates evidencing each note evidenced by the master global note.

The Depository Trust Company will be designated as the depositary for any registered global note. Each registered global note will be registered in the name of Cede & Co., the Depositary’s nominee.

The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. The Depositary’s direct participants include both U.S. and non-U.S. securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, both U.S. and non-U.S. brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC. Purchases of the securities under the Depositary’s system must be made by or through its direct participants, which will receive a credit for the securities on the Depositary’s records. The ownership interest of each actual purchaser of each security (the “beneficial owner”) is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co, or such other nominee as may be requested by the Depositary. The deposit of securities with the Depositary and their registration in the name of Cede & Co. or such other nominee of the Depositary do not effect any change in beneficial ownership.

The Depositary has no knowledge of the actual beneficial owners of the securities; the Depositary’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co. or such other nominee as may be requested by the Depositary. The Depositary’s practice is to credit direct participants’ accounts upon the Depositary’s receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the Depositary or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. or such other nominee as may be requested by the Depositary is our responsibility or the responsibility of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

If the Depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the Depositary. In addition, the Indenture permits us at any time and in our sole discretion to decide not to have any of the securities represented by one or more registered global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for global security will be registered in the name or names that the Depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the Depositary’s instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the Depositary.

According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

The information in this section concerning the Depositary and Depositary’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The Depositary may change or discontinue the foregoing procedures at any time.

NOTES OFFERED ON A GLOBAL BASIS

If we offer any of the notes under our MTN Program on a global basis, we will so specify in the applicable supplement. The additional information contained in this section under “— Book Entry, Delivery and Form” and “— Global Clearance and Settlement Procedures” will apply to every offering on a global basis.

Book-Entry, Delivery and Form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the registered global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the registered global notes held by the Depositary through Clearstream Banking, société anonyme, Luxembourg, known as “Clearstream,” or the Euroclear Bank S.A./N.V., as operator of the Euroclear system, known as “Euroclear operator,” if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold such interests in the registered global notes in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for the Euroclear operator. We refer to each of Citibank, N.A. and JPMorgan Chase Bank, acting in this depositary capacity, as the “U.S. depositary” for the relevant clearing system. Except as set forth below, the registered global notes may be transferred, in whole but not in part, only to the Depositary, another nominee of the Depositary or to a successor of the Depositary or its nominee.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, “Clearstream, Luxembourg customers,” and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 39 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

Distribution with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by the Euroclear operator, under contract with

Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “cooperative.” All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts maintained with the Euroclear operator, not the cooperative. The cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator is a Belgian banking corporation which is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the “terms and conditions.” The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

The Euroclear operator further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the registered global notes.

The Euroclear operator advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator’s records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro-rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

If Euroclear or Clearstream, Luxembourg is at any time unwilling or unable to continue as depositary with respect to the notes, and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the registered global notes that had been held by the Euroclear operator and Clearstream, Luxembourg. In addition, we may decide not to have the notes represented by one or more global notes. Euroclear and Clearstream, Luxembourg have advised us that, under their current practices, they would notify their participants of our request, but will only withdraw beneficial interests from the global notes at the request of each Euroclear and Clearstream, Luxembourg participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any notes issued in definitive form in exchange for a global note will be registered in the name or names that Euroclear and Clearstream, Luxembourg give to the trustee or other relevant agent of ours or theirs. It is expected that Euroclear’s and Clearstream, Luxembourg’s instructions will be based upon directions received by Euroclear and Clearstream, Luxembourg from participants with respect to ownership of beneficial interests in the registered global note that had been held by Euroclear and Clearstream, Luxembourg. Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the Depositary.

A further description of the Depositary’s procedures with respect to the registered global notes is set forth under “The Depositary.” The Depositary has confirmed to us and the trustee that it intends to follow these procedures.

Global Clearance and Settlement Procedures

Initial settlement for the notes offered on a global basis will be made in immediately available funds. Secondary market trading between the Depositary’s participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries. Because of time-zone differences, credits of interests in the securities received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a Depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the Depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary,

Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Notices

Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices given to the Depositary, as holder of the registered global securities, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

See also “Plan of Distribution — Notes Offered on a Global Basis.”

SPONSORS OR ISSUERS AND REFERENCE ASSET

The notes have not been passed on by the sponsor or issuer of the instrument or instruments underlying the Reference Asset as to their legality or suitability. The notes are not issued by and are not financial or legal obligations of the sponsor or issuer of the instrument or instruments underlying the Reference Asset. The sponsor or issuer of the instrument or instruments underlying the Reference Asset makes no warranties and bears no liabilities with respect to the notes. This prospectus supplement relates only to the notes offered by the applicable pricing supplement and does not relate to any security of an underlying issuer.

If the Reference Asset is one or more U.S. equity securities, note that companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a Reference Asset can be located by reference to the SEC file number provided in the applicable pricing supplement. In addition, information regarding such a company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the issuer of the Reference Asset with the SEC. In connection with any issuance of notes under this prospectus supplement, neither we nor the agent has participated in the preparation of the above-described documents or made any due diligence inquiry with respect to the sponsor or issuer of the Reference Asset. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the sponsor or issuer of the Reference Asset is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading level or price of the Reference Asset (and therefore the price of such Reference Asset at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor or issuer of the Reference Asset could affect the value received at maturity with respect to the notes and therefore the price of the notes.

USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries. The original public offering price of the notes will include the agent discount or commission and structuring and development costs indicated in the applicable supplement. The original public offering price of the notes will also include the estimated cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

On or prior to the pricing date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the instrument or instruments comprising the

Reference Asset, in option or futures contracts relating to such instrument or instruments listed on major securities or futures markets, in other types of derivative instruments relating to such instrument or instruments, or in any other available securities, commodities or instruments that we may wish to use in connection with such hedging. Such purchase activity could affect the initial level of the Reference Asset, and, accordingly, the level at which the Reference Asset must close to surpass the initial level. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the notes by purchasing and selling the instrument or instruments comprising the Reference Asset, options or futures contracts relating to such instrument or instruments listed on major securities or futures markets, other types of derivative instruments relating to such instrument or instruments or positions in any other available securities, commodities or instruments that we may wish to use in connection with such hedging activities. Although we have no reason to believe that any of these activities will have a material impact on the level of the Reference Asset or the value of the notes, we cannot give any assurance that our hedging activities will not affect the price of the instrument or instruments comprising the Reference Asset and, therefore, adversely affect the value of the notes or the payment that you will receive at maturity or upon any acceleration of the notes.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparties may take in connection with our hedging activity.

UNITED STATES FEDERAL TAXATION

In the opinion of King & Spalding LLP, our special tax counsel, the following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This summary applies only to notes that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to the holders in light of their particular circumstances, nor does it address all of the tax consequences to a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	a bank or other financial institutions;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a dealer in securities or currencies;

•	a “regulated investment company” as defined in Code Section 851;

•	a “real estate investment trust” as defined in Code Section 856;

•	a person holding the notes as part of a hedging transaction, straddle, conversion transaction, or integrated transaction, or entering into a “constructive sale” with respect to the notes;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a trader in securities who elects to use a mark-to-market method of tax accounting for its securities holdings; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, changes to any of which, subsequent to the date of this prospectus supplement, may affect the tax consequences described herein. Prospective purchasers should consult their tax advisers concerning the application of U.S. federal income tax laws to their particular situations (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Except to the extent specified in an applicable supplement, this discussion does not apply to mandatorily exchangeable notes, currency-linked notes or notes (other than optionally exchangeable notes) that are linked to commodities, rates, securities, indices or other quantitative measures. The tax treatment of these instruments will be specified in the applicable supplement and prospective purchasers should review the applicable supplement and consult their tax advisers concerning the application of U.S. federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Consequences to U.S. Holders

The term “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult their tax advisers.

Payments of Interest

Interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes, provided that the interest is “qualified stated interest” (as defined below). Special rules apply to the treatment of interest paid or accrued with respect to certain notes, as described under “Original Issue Discount,” “Optionally Exchangeable Notes” and “Foreign Currency Notes” below.

Original Issue Discount

A note that has an “issue price” that is less than its “stated redemption price at maturity” will be considered to have been issued with original issue discount (“OID”) for federal income tax purposes (and will be referred to as an “OID note”) unless the note satisfies a de minimis OID threshold (as described below) or is a short-term note (as defined below). The “issue price” of a note will be the first price at which a substantial amount of the notes are sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of a note generally will equal the sum of all payments required to be made under the note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest that is unconditionally payable in cash or in property (other than in debt instruments of the issuer) at least annually during the entire term of the note at a single fixed rate. In addition, qualified stated interest includes, among other things, stated interest on a “variable rate debt instrument” that is unconditionally payable at least annually at a single qualified floating rate of interest or at a rate that is (among other things) determined pursuant to a single fixed formula based on objective financial or economic information. A rate generally is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the note is denominated.

If the amount by which a note’s stated redemption price at maturity exceeds its issue price is less than a de minimis amount, i.e., generally, 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years from issuance to maturity, the note will not be considered to have OID. A U.S. Holders of notes with a de minimis amount of OID will include this OID in income, as capital gain, on a pro rata basis as principal payments are made on the notes, unless the holder make a “constant-yield election” (as defined below).

A U.S. Holder of OID notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for federal income tax purposes. U.S. Holders of OID notes that mature more than one year from their date of issuance (including either the issue date or last possible date that the notes could be outstanding, but not both) will be required to include OID in income for federal income tax purposes as it accrues in accordance with a constant-yield method based on a compounding of interest, regardless of whether cash attributable to this income is received. Under this method, U.S. Holders of OID notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

A U.S. Holder may make an election to include in gross income all interest that accrues on any note (including stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant-yield method based on a compounding of interest (a “constant-yield election”).

A note that matures one year or less from its date of issuance (a “short-term note”) will be treated as being issued at a discount, and none of the interest payable on the note will be treated as qualified stated interest. In general, a cash-method U.S. Holder of a short-term note is not required to accrue the discount for U.S. federal income tax purposes unless it elects to do so. Holders who so elect and certain other U.S. Holders, including those who report income on the accrual method of accounting for federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless an election is made to accrue the discount according to a constant-yield method based on daily compounding. In the case of a U.S. Holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange or redemption of the short-term note will be ordinary income to the extent of the discount that would have accrued on a straight-line basis (or, if elected, according to a constant-yield method based on daily compounding) through the date of sale, exchange or redemption. Unless a U.S. Holder elects to include discount in income as it accrues, the U.S. Holder generally will be required to defer deductions with regard to any interest paid on indebtedness incurred to purchase or carry the short-term notes in an amount not exceeding the accrued discount that has not yet been included in income.

We may have an unconditional option to redeem, or holders may have an unconditional option to require us to redeem, a note prior to its stated maturity date. Under applicable regulations, if we have an unconditional option, or holders have an unconditional option to require us, to redeem a note prior to its stated maturity date, this option will be presumed to be exercised or not exercised if, by utilizing any date on which the note may be redeemed as the maturity date and the amount payable on that date in accordance with the terms of the note, the yield on the note would be lower (in case of our option) or higher (in case of a holder’s option) than its yield to maturity (computed without regard to any option to redeem). If an option is exercised (or not exercised) contrary to the above-described assumptions, the note will be treated solely for purposes of calculating OID as if it were redeemed, and a new note will be treated as issued, on the presumed exercise (or non-exercise) date for an amount equal to the note’s adjusted issue price on that date. The adjusted issue price of the note would equal the sum of the issue price of the note and the aggregate amount of previously accrued OID, less any prior payments on the note other than payments of qualified stated interest.

Market Discount

If a U.S. Holder purchases a note (other than a short-term note) for an amount that is less than its stated redemption price at maturity or, in the case of an OID note, its adjusted issue price, the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount.

A U.S. Holder will be required to treat any principal payment (or, in the case of an OID note, any payment that does not constitute qualified stated interest) on, or any gain on the sale, exchange or redemption, of a note, including disposition in certain nontaxable transactions, as ordinary income to the extent of the market discount accrued on the note at the time of the payment, sale, exchange or redemption unless this market discount has been previously included in income by the U.S Holder pursuant to an election to include market discount in income as it accrues, or pursuant to a constant-yield election as described under “Original Issue Discount” above. If the note is disposed of in one of certain nontaxable transactions, accrued market discount will be includible as ordinary income to the holder as if the holder had sold the note in a taxable transaction at its then fair market value. Unless a U.S. Holder elects to include market discount in income as it accrues, the U.S. Holder generally will be required to defer deductions with regard to any interest paid on indebtedness incurred to purchase or carry the notes in an amount not exceeding the accrued market discount that has not yet been included in income.

If a U.S. Holder makes a constant-yield election for a note with market discount, that election will result in a deemed election for all market discount bonds acquired by the holder on or after the first day of the first taxable year to which that election applies.

Acquisition Premium and Amortizable Bond Premium

A U.S. Holder who purchases a note for an amount that is greater than the note’s adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the note at an acquisition premium. Under the acquisition premium rules, the amount of OID that the U.S. Holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If a U.S. Holder purchases a note for an amount that exceeds its principal amount, the sum of all the holder may elect to treat the excess as amortizable bond premium. If a holder makes this election, the amount of interest required to be included in income by the holder each year with respect to the note will be reduced by the amount of amortizable bond premium allocable to that year (calculated using a constant-yield method based on the note’s yield-to-maturity). An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service (the “IRS”).

If a U.S. Holder makes a constant-yield election (as described under “Original Issue Discount” above) for a note with amortizable bond premium, that election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium.

Sale, Exchange or Redemption of the Notes

Upon a sale or exchange of a note (including redemption of a note at maturity), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. A U.S. Holder’s tax basis in a note generally will equal the price paid for the note, increased by the amount of any OID, market discount, de minimis OID, and de minimis market discount previously included income with respect to the note, and decreased by any payments on the notes (other than payments of qualified stated interest) and any amortizable bond premium applied to reduce interest on the note. For a discussion of special rules that apply to the determination of basis for optionally exchangeable notes and notes denominated in foreign currency, see “Foreign Currency Notes” and “Optionally Exchangeable Notes” below.

Except as described below, gain or loss realized on the sale, exchange or redemption of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption the note has been held for more than one year. Exceptions to this general rule apply to the extent of any accrued market discount or, in the case of a short-term note, to the extent of any accrued discount not previously included in the holder’s taxable income. See “Original Issue Discount” and “Market Discount” above. In addition, other exceptions to this general rule apply in the case of foreign currency notes and optionally exchangeable notes. See “Foreign Currency Notes” and “Optionally Exchangeable Notes” below. Long-term capital gain of non-corporate U.S. Holders is subject to U.S. federal income tax at reduced rates. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Optionally Exchangeable Notes

Unless otherwise noted in the applicable supplement, optionally exchangeable notes with a term of more than one year will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. As a result, the notes will generally be subject to the OID provisions of the Code and the Treasury regulations issued thereunder (see “Original Issue Discount” above), and a U.S. Holder will be required to accrue as interest income the OID on the notes as described below.

We are required to determine a “comparable yield” for the optionally exchangeable notes. The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. The comparable yield may be greater than or less than the stated interest, if any, with respect to the notes. Solely for purposes of determining the amount of interest income that a U.S. Holder will be required to accrue on an optionally exchangeable note, we are also required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity equal to the comparable yield.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the optionally exchangeable notes.

For U.S. federal income tax purposes, a U.S. Holder will be required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of an optionally exchangeable note, unless the holder timely discloses and justifies the use of other estimates to the IRS. Regardless of its accounting method, a U.S. Holder will be required to accrue OID on the notes at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payment(s) on the optionally exchangeable note (as described below).

In addition to interest accrued based upon the comparable yield as described above, a U.S. Holder will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments in respect of an optionally exchangeable note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments in respect of an optionally exchangeable note for a taxable year:

•	will first reduce the amount of interest in respect of the optionally exchangeable note that a holder would otherwise be required to include in income in the taxable year; and

•

to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the optionally exchangeable note exceeds the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the optionally exchangeable note in prior taxable years.

A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the optionally exchangeable note or to reduce the amount realized on a sale or exchange of the optionally exchangeable notes (including redemption of the optionally exchangeable notes). If a U.S. Holder purchases an optionally exchangeable note for a price other than its adjusted issue price, the difference between the purchase price and the adjusted issue price must be reasonably allocated to the daily portions of interest or projected payments with respect to the optionally exchangeable note over its remaining term and treated as a positive or negative adjustment, as the case may be, with respect to each period to which it is allocated.

Upon a sale or exchange of an optionally exchangeable note (including redemption of the note or upon delivery of shares pursuant to the terms of the note), a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount received from the sale, exchange or redemption and the holder’s adjusted tax basis in the optionally exchangeable note. A holder’s adjusted tax basis in an optionally exchangeable note will equal the cost thereof, increased by the amount of interest income previously accrued by the holder in respect of the note (determined without regard to any of the positive or negative adjustments to interest accruals described above) and decreased by the amount of any prior projected payments in respect of the note. If we deliver property to a U.S. Holder in exchange for an optionally exchangeable note, the amount realized will equal the fair market value of the property, determined at the time of receipt, plus the amount of cash delivered, if any. A U.S. Holder generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if a U.S. Holder recognizes a loss above certain thresholds, it may be required to file a disclosure statement with the IRS. Prospective purchasers should consult their tax advisers regarding these limitations and reporting obligations.

A U.S. Holder will have a tax basis in any property, other than cash, received upon the sale or exchange of an optionally exchangeable note equal to the fair market value of the property, determined at the time of receipt. The holder’s holding period for the property will commence on the day after its receipt.

Special rules may apply if the contingent payment on the optionally exchangeable note becomes fixed prior to maturity. For purposes of the preceding sentence, the payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. Generally, under these rules a U.S. Holder would be required to make adjustments to account for the difference between the amount treated as fixed and the projected payment in a reasonable manner over the remaining term of the optionally exchangeable note. In addition, the U.S. Holder would be required to make adjustments to, among other things, its accrual periods and its adjusted basis in the optionally exchangeable note. The character of any gain or loss on a sale or exchange of the optionally exchangeable note may also be affected. Prospective purchasers should consult their tax advisers concerning the application of these special rules.

Foreign Currency Notes

The following discussion summarizes the principal U.S. federal income tax consequences to a U.S. Holder of notes that are denominated in a specified currency other than the U.S. dollar, which we refer to as “foreign currency notes.” The tax treatment of currency-linked notes and notes the payment of interest or principal on which are payable in more than one currency will be specified in the relevant supplement.

The rules applicable to foreign currency notes could require some or all gain or loss on the sale or exchange of a foreign currency note (including redemption of the foreign currency note) to be recharacterized as ordinary income or loss. The rules applicable to foreign currency notes are complex, and their application may depend on the holder’s particular U.S. federal income tax situation. For example, various elections are available under these rules, and whether a U.S. Holder should make any of these elections may depend on the holder’s particular federal income tax situation. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in any foreign currency notes.

A U.S. Holder who uses the cash method of accounting and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition attributable to accrued qualified stated interest) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment (determined based on a spot rate on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at the time, and this U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency. A cash-method holder who receives a payment of qualified stated interest in U.S. dollars pursuant to an option available under that note will be required to include the amount of this payment in income upon receipt.

An accrual-method U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest income (including OID or market discount, but reduced by acquisition premium and amortizable bond premium, to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The U.S. Holder will recognize ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale or exchange attributable to accrued interest is actually received. The amount of ordinary income or loss recognized will equal the difference between (i) the U.S. dollar value of the foreign currency payment received (determined on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and (ii) the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). Rules similar to these rules apply in the case of a cash-method taxpayer required to currently accrue OID or market discount.

An accrual-method U.S. Holder may elect to translate interest income (including OID) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and may not change the election without the consent of the IRS.

OID, market discount, acquisition premium and amortizable bond premium on a foreign currency note are to be determined in the relevant foreign currency. Where the taxpayer elects to include market discount in income currently, the amount of market discount will be determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average rate in effect during the accrual period. Foreign currency gain or loss realized with respect to the accrued market discount will be determined in accordance with the rules relating to accrued interest described above.

If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Foreign currency gain or loss is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the period in the same manner as on the sale, exchange or retirement of a foreign currency note, as described below, and any foreign currency gain or loss will be ordinary income or loss. If the election is not made, any loss realized by a U.S. Holder on the sale or exchange of a foreign currency note with amortizable bond premium (including on a redemption of such a foreign currency note), other than to the extent of exchange loss, will be a capital loss to the extent of the bond premium.

A U.S. Holder’s tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder’s tax basis, will be the U.S. dollar value amount of the foreign currency amount paid for that foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A U.S. Holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between that U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

Gain or loss realized upon the sale, exchange or retirement of a foreign currency note that is attributable to fluctuation in currency exchange rates will be ordinary income or loss, which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the note, determined at the spot rate on the date the payment is received or the note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the U.S. Holder acquired the note. Payments received that are attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes, described above. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of a foreign currency note.

The source of the foreign currency gain or loss will be determined by reference to the residence of the U.S. Holder or the “qualified business unit” of the holder on whose books the note is properly reflected. Any gain or loss realized by a U.S. Holder in excess of a foreign currency gain or loss will be capital gain or loss except to the extent of any accrued market discount or, in the case of short-term note, to the extent of any discount not previously included in the holder’s income. If a U.S. Holder recognizes a loss upon a sale or other disposition of a foreign currency note and that loss is above certain thresholds, then the Holder may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisers regarding this reporting obligation. A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of sale, exchange or retirement. A cash-method taxpayer who buys or sells a foreign currency note is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale, provided that the notes are traded on an established securities market. Accordingly, no foreign currency gain or loss will result from currency fluctuations between the trade date and the settlement date of the purchase or sale. An accrual-method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations, provided that the notes are traded on an established securities market. This election may not be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Additional Tax on Certain Investment Income

For taxable years beginning after December 31, 2012, non-corporate U.S. persons generally will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any interest (including any OID) that the holder includes in income with respect to the notes and any gain recognized upon the sale or exchange of the notes (including a redemption of the notes), unless such interest (including any OID) or gain is derived in the ordinary course of the conduct of the holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Tax Consequences to Non-U.S. Holders

The term “Non-U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of sale or exchange of the notes (including redemption of the notes). In this case, the holder should consult its tax adviser regarding the U.S. federal income tax consequences of sale, exchange or redemption of the notes.

Subject to the discussion below under “New Laws Affecting Taxation of Notes Held By or through Foreign Entities,” payments of principal and interest (including OID, if any) on the notes by us or any paying agent to any Non-U.S. Holder should not be subject to U.S. federal income or withholding tax, provided that, in the case of interest, (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (ii) the certification requirement described below has been fulfilled with respect to the beneficial owner and (iii) the income is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business. Additionally, a Non-U.S. Holder of the notes will not be subject to U.S. federal income tax on gain realized on the sale or exchange of the notes (including redemption of the notes), unless the gain is effectively connected with the holder’s conduct of a U.S. trade or business, subject to an applicable income tax treaty providing otherwise.

The requirement referred to in clause (ii) above will be satisfied if the Non-U.S. Holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements. The exemption from U.S. withholding tax does not apply to certain contingent interest. Unless otherwise provided in the applicable pricing supplement, we do not expect to pay this type of interest.

If a Non-U.S. Holder of a note is engaged in a U.S. trade or business, and if interest (including OID) and gain on the note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax described above, will generally be subject to regular U.S. income tax on this income or gain in the same manner as a U.S. Holder, subject to an applicable income tax treaty providing otherwise, except that in lieu of the certificate described above, the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. Non-U.S. Holders should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if they are corporations.

Subject to the application of an estate tax treaty, a note held by an individual who is a Non-U.S. Holder may be subject to U.S. federal estate tax upon the holder’s death if, at that time, interest payments on the note would have been:

•	subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected with the conduct by the holder of a U.S. trade or business.

Backup Withholding and Information Reporting

Interest (including OID) accrued or paid on the notes and the proceeds received from a sale or exchange of the notes (including redemption of the notes) will be subject to information reporting if you are not an “exempt recipient” and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the certification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

New Laws Affecting Taxation of Notes Held By or Through Foreign Entities

Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, impose a 30% U.S. withholding tax on certain “withholdable payments” to a “foreign financial institution” (including, without limitation, foreign hedge funds, private equity funds and other investment vehicles), unless the institution enters into an agreement with the Treasury Department (“Treasury”) to collect and provide to Treasury substantial information regarding its U.S. account holders (including certain indirect U.S. account holders that hold an account through another foreign entity). The legislation also generally imposes a withholding tax of 30% on withholdable payments to a non-financial foreign entity unless the entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Withholdable payments include (i) U.S.-source payments of interest (including original issue discount), dividends and other items of fixed or determinable annual or periodical gains, profits and income, and (ii) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. Under certain circumstances, a holder may be eligible for refunds or credits of taxes withheld. These withholding and reporting requirements will generally apply to withholdable payments made after December 31, 2012 with respect to notes issued after March 18, 2012. If we determine that any payments on any notes are subject to withholding under these rules, we will withhold tax at the applicable statutory rate. Investors are urged to consult their own tax advisors regarding the possible application of these rules to their investment in notes.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

This section is specifically relevant to you if you propose to invest in the notes described in this prospectus supplement on behalf of an employee benefit plan which is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a plan or individual retirement account or other arrangement which is subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or on behalf of any other entity the assets of which are “plan assets” under ERISA (individually a “Plan”). If you are proposing to invest in the notes on behalf of a Plan, you should consult your legal counsel before making such investment. This section also may be relevant to you if you are proposing to invest in the notes described in this prospectus supplement on behalf of an employee benefit plan or other arrangement which is subject to laws which are similar to ERISA and the Code (“Similar Laws”), in which event you also should consult your legal counsel before making such investment.

If you propose to invest in the notes on behalf of a Plan, you should consider such investment in light of the fiduciary standards of ERISA as applicable to the Plan’s particular circumstances before authorizing or making an investment in the notes. Accordingly, among other factors, you should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, would meet the Plan’s liquidity requirements and would be consistent with the documents governing the Plan as well as whether the investment could constitute a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit a Plan from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Plan. We may be considered a party in interest or disqualified person with respect to a Plan to the extent we or any of our affiliates are engaged in providing any services to such Plan. Thus there is a risk that an investment in the notes by a Plan could constitute a violation of those “prohibited transaction” rules and therefore could result under ERISA in a claim against you for a breach of fiduciary duty and other liabilities and could result under the Code in an excise tax assessment and other liabilities for us, unless in either case the investment comes under an applicable statutory or administrative prohibited transaction exemption.

For example, the U.S. Department of Labor has issued five administrative prohibited transaction class exemptions (“PTCEs”) that may provide an exemption from some direct or indirect prohibited transactions resulting from investing in the notes. These class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, as amended, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, as amended, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

We also note that employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA or Section 4975 of the Code, but these plans and other plan investors may be subject to Similar Laws that contain fiduciary and prohibited transaction provisions.

Based on the foregoing, the notes may not be purchased or held by any Plan, any governmental, church or foreign plan or other plan or arrangement subject to Similar Laws, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any Plan, unless the purchaser or holder is eligible for an applicable statutory or administrative prohibited transaction exemption.

Any purchaser or holder of the notes will be deemed to have represented by its purchase and holding that either:

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it is not a Plan or governmental, church or foreign plan or other plan or arrangement subject to Similar Laws, or a plan asset entity and is not purchasing the notes on behalf of or with “plan assets” of any such Plan or governmental, church or foreign plan or other plan or arrangement; or

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its acquisition and holding of the notes qualifies (based on advice of counsel) for a prohibited transaction exemption under an applicable statutory or administrative prohibited transaction exemption with respect to such purchase or holding.

Due to the complexity of the prohibited transaction rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with “plan assets” of, any Plan or governmental, church or foreign plan or other plan or arrangement subject to Similar Laws consult with their counsel regarding the potential consequences of the investment and whether a prohibited transaction exemption is available.

Finally, if you propose to invest in the notes on behalf of, or with “plan assets” of, any Plan or governmental, church or foreign plan or other plan or arrangement subject to Similar Laws, as between you and us, you have the sole and exclusive responsibility for ensuring that the investment complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or in the case of a governmental, church or foreign plan, or any other plan or arrangement, any Similar Laws).

PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis through SunTrust Robinson Humphrey, Inc. (“STRH”), which we refer to as the “agent” to the extent it is named in the applicable supplement. In addition, we may offer the notes through certain other agents to be named in the applicable supplement. The agent has agreed and any additional agents will agree to use reasonable efforts to solicit offers to purchase these notes. We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an agent, in connection with sales of these notes resulting from a solicitation that agent made or an offer to purchase that such agent received, a commission as set forth in the applicable supplement. The maximum discount or commission that may be received by any member of FINRA for any sales of securities pursuant to the accompanying prospectus, together with the reimbursement of any counsel fees by us, will not exceed 8.00%.

We may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the applicable supplement. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable supplement. Unless the applicable pricing supplement states otherwise, any notes sold to agents as principal will be purchased at a price equal to 100% of the principal amount less the agreed upon discount. An agent may offer the notes it has purchased as principal to other dealers (including our affiliate SunTrust Investment Services, Inc.). That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable supplement, the concession or discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agent for specified expenses. STRH is our wholly owned subsidiary. To the extent it is named in the applicable supplement, each offering of these notes will be conducted in compliance with the requirements of Rule 2720 of the Financial Industry Regulatory Authority, or FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate.

We estimate that we will spend approximately $535,000 for printing, trustee and legal fees and other expenses allocable to the offering.

Unless otherwise provided in the applicable supplement, we do not intend to apply for the listing of these notes on a national securities exchange. No assurance can be given as to the liquidity of any trading market for these notes.

Following the initial distribution of these notes, the agent may offer and sell notes in the course of its business as a broker-dealer. The agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agent is not obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice. In the event the agent acquires notes in a market-making transaction, we may, but are not obligated to, retire any such note held by the agent on a date prior to the applicable maturity date.

Notes Offered on a Global Basis

If the applicable supplement indicates that any of our notes will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.

The agent has represented and agreed, and any other agent through which we may offer any notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes the applicable supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

With respect to sales in any jurisdictions outside of the United States of such notes offered on a global basis, purchasers of any such notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

LEGAL MATTERS

The validity of the notes will be passed upon for SunTrust Banks, Inc. by King & Spalding LLP.

PROSPECTUS

SunTrust Banks, Inc.

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Purchase Contracts

Units

Warrants

Depositary Shares

Preferred Stock

Common Stock

Guarantees

SunTrust Capital X

SunTrust Capital XI

SunTrust Capital XII

SunTrust Capital XIII

SunTrust Capital XIV

SunTrust Capital XV

SunTrust Capital XVI

SunTrust Capital XVII

Trust Preferred Securities

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2009

Unless the context requires otherwise, references to (1) “we,” “us,” “our” or similar terms are to SunTrust Banks, Inc. and its subsidiaries and (2) the “Trusts” are to SunTrust Capital X, SunTrust Capital XI, SunTrust Capital XII, SunTrust Capital XIII, SunTrust Capital XIV, SunTrust Capital XV, SunTrust Capital XVI and SunTrust Capital XVII, Delaware statutory trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, senior debt securities, subordinated debt securities, junior subordinated debt securities, purchase contracts, units, warrants, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings. The Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which may be guaranteed by SunTrust, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the

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following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

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Current Reports on Form 8-K dated November 14, 2008 (Form 8-K/A filed on January 5, 2009), January 1, 2009, January 7, 2009, January 22, 2009 (except Items 2.02 and 7.01 and the related Exhibits 99.1 and 99.2 included in Item 9.01), February 10, 2009, February 10, 2009 (Form 8-K/A filed on April 2, 2009), April 28, 2009, May 6, 2009, May 15, 2009, June 1, 2009, June 8, 2009, June 17, 2009 and June 25, 2009;

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the description of SunTrust’s Perpetual Preferred Stock, Series A, no par value and $100,000 liquidation preference per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed September 12, 2006, including any amendment or report filed for the purpose of updating such description; and

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the description of SunTrust’s common stock, $1.00 par value per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed March 5, 2003, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Telephone: 404-658-4879

Attn: Corporate Secretary

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by our counsel, King & Spalding LLP or by Raymond D. Fortin, Corporate Executive Vice President, General Counsel and Corporate Secretary of SunTrust. Richards, Layton & Finger, P.A., special Delaware counsel to the Trusts, will pass upon certain legal matters for the Trusts. As of September 1, 2009, Mr. Fortin beneficially owned 163,125 shares of SunTrust common stock (which amount includes 136,139 shares that are subject to options or are otherwise forfeitable but which Mr. Fortin is deemed to own pursuant to Rule 13d-3). Any underwriters will be represented by their own legal counsel.

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EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2006 incorporated by reference in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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